                                                                      EXHIBIT 15

October 21, 2002

Sizeler Property Investors, Inc.
Kenner, Louisiana

Re:  Registration Statement Nos. 333-72210, 333-99541, 333-85212 and 333-16073

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 21, 2002 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                    KPMG LLP

New Orleans, Louisiana